Filed pursuant to Rule 424(b)(3) File No. 333-274044
PGIM CREDIT INCOME FUND
SUPPLEMENT NO. 2 DATED DECEMBER 15, 2025
TO THE PROSPECTUS
AND STATEMENT OF ADDITIONAL INFORMATION DATED MARCH 27, 2025
This supplement (“Supplement”) is part of and should be read in conjunction with the prospectus and statement of additional information of PGIM Credit Income Fund (the “Fund”), each dated March 27, 2025 (the “Prospectus” and the “SAI” respectively). This Supplement amends and supersedes any contrary information relating to any share class offered by the Fund contained within the Prospectus and SAI. Unless otherwise defined herein, capitalized terms used in this Supplement shall have the same meanings as in the Prospectus and SAI.
Effective December 11, 2025, PGIM Investments LLC, the Fund’s Manager, will utilize PGIM Private Capital, the private credit arm of PGIM, Inc. to provide the Fund with a wide range of direct lending opportunities in which to invest and enhance the Fund’s exposure to private credit markets.
As a result, there are certain revisions to the Prospectus and SAI, as set forth below.
Updates to the Prospectus:
I.The following replaces the “Subadvisers” section on the cover of the Prospectus and supplements and supersedes any information to the contrary in the Prospectus:
Subadvisers. The Manager has engaged PGIM, Inc. (“PGIM”), together with PGIM Limited, as subadvisers to provide day-to-day management of the Fund’s portfolio, primarily through its Fixed Income (“PGIM Fixed Income”) and Private Credit (“PPC”) business units, combined as public and private fixed income. The Manager is permitted to allocate portions of the Fund’s portfolio to any of the business units within PGIM.
PGIM, an indirect, wholly-owned subsidiary of Prudential was organized in 1984. PGIM is the global asset management business of Prudential. As of September 30, 2025, PGIM managed approximately $1.47 trillion in assets. PGIM's address is 655 Broad Street, Newark, New Jersey 07102.
PGIM Fixed Income is a global asset manager of PGIM focused on fixed income investment strategies, with $906.2 billion in assets under management as of September 30, 2025, and is the unit of PGIM that provides fixed income investment advisory services.*
PGIM Fixed Income’s investment strategies include but are not limited to the following categories: multi- sector strategies, investment-grade credit, securitized products, leveraged finance, emerging markets strategies and alternative strategies. PGIM Fixed Income is organized into groups specializing in different sectors of the fixed income market: U.S. and non-U.S. government bonds, mortgages and asset-backed securities, U.S. and non-U.S. investment grade corporate bonds, high yield bonds, emerging markets bonds, municipal bonds, and money market securities.
Established in 1925, PPC is a leading source of private debt for public and private companies and is the private credit arm of PGIM. As of September 30, 2025, PPC managed a $113 billion portfolio of private placements, loans and mezzanine investments through its 15 regional offices throughout North America, Europe and Australia. The business is supported by 207 professionals globally.
PGIM Limited is an indirect, wholly-owned subsidiary of PGIM. PGIM Limited is located at Grand Buildings, 1-3 Strand, Trafalgar Square, London WC2N 5HR. PGIM Limited provides investment advisory services with respect to securities in certain foreign markets. As of September 30, 2025, PGIM Limited managed approximately $67.3 billion in assets.
* PGIM Fixed Income’s assets under management includes the assets under management of PGIM Limited.
II.The following replaces “INVESTMENT OBJECTIVE AND STRATEGIES—Loan Origination” section of the Prospectus:
Loan Origination
The Fund may seek to originate loans and invest in loans held and/or originated by private financial institutions or PGIM, specifically through direct lending to companies or corporations, including foreign (non-U.S.) entities, which may be in the form of, without limitation, corporate loans or other types of loans, which may be in the form of secured and unsecured notes, senior and second lien loans, mezzanine loans, bridge loans or similar investments. Such borrowers may have credit ratings that are determined by one or more NRSROs or PGIM to be below investment grade. The loans the Fund originates may vary in maturity and/or duration. The Fund is not limited in the amount, size or type of loans it may originate, including with respect to a single borrower or with respect to borrowers that are determined to be below investment grade, other than pursuant to any applicable law or the Fund’s fundamental investment restrictions and related interpretations. The Fund’s origination of loans may also be limited by the Fund’s intention to qualify as a RIC. The Fund will retain all fees received in connection with originating or structuring the terms of any such loan.
PGIM Fixed Income utilizes a rigorous bottom-up, relative value-based investment approach with a focus on emphasizing company fundamentals to identify creditworthy borrowers and reduce downside risk from defaults.
Throughout the underwriting process, PGIM Fixed Income may consider the following to evaluate the opportunity: an assessment of industry fundamentals, asset assessment, management expertise, suite of products/services, competitive position in its markets, barriers to entry, valuation, operating and financial performance (historical and forward looking), organic and inorganic growth prospects, as well as the expansion potential of its markets. PGIM Fixed Income seeks to identify the specific sources of cash flow and whether they are recurring or one-time in nature. PGIM Fixed Income also reviews an issuer’s other available sources of cash and liquidity, which may include the type and scope of available bank lines, access to capital markets (both debt and equity), and asset values. PGIM Fixed Income typically assesses issuers within a given industry and across the relevant industries in a sector to seek to determine the degrees of relative value. This proprietary relative value process is periodically performed across the global leverage finance platform and used to guide portfolio construction across range of strategies that have exposure.
PPC focuses on leveraging its unique origination network to produce a diverse portfolio of both non- sponsored, non-change of control loans coupled with a selective approach to sponsored loans. This origination strategy is broadly focused on middle market borrowers in the United States between $5-$75 million of EBITDA. PPC believes their non-sponsored origination capability offers diversification and differentiation to the portfolio with those borrowers typically sized between $25-$75 million of EBITDA. PPC believes the size and longevity of these borrowers more than offset non-sponsored risk (i.e., lack of equity fund capital/governance). PPC is also a leading sponsored direct lender, focused on the core and lower middle market with borrowers typically ranging from $10-$50 million of EBITDA. On the lower end of this range, smaller company risk is offset by equity contribution and sponsor governance. In the majority of its financings, PPC typically seeks to be sole, lead, or co-lead lender to exert control and influence over terms, relationship management, and investment outcome.
This direct lending origination approach enables the Fund to grow its direct lending investment pace while also remaining disciplined on risk credit underwriting. The Fund maintains its investment discipline in directly originated loans by: (i) focusing on first lien senior secured loans, which generally provides for lower rates of defaults and higher recoveries; (ii) seeking deals with maintenance covenant(s) and terms protection for equity friendly events; (iii) average entry leverage of less than 4.5x debt to EBITDA and less than 50% LTV (Loan to Enterprise Value); (iv) maintaining origination capabilities through its regional-office network allowing it to be selective; and (v) deploying an underwriting process resulting in selective investment decisions.
In determining whether to make a direct loan, the Fund will rely primarily upon the creditworthiness of the borrower and/or any collateral for payment of interest and repayment of principal. In making a direct loan, the Fund is exposed to the risk that the borrower may default or become insolvent and, consequently, that the Fund will lose money on the loan. Furthermore, direct loans may subject the Fund to liquidity and interest rate risk and certain direct loans may be deemed illiquid. Direct loans are not publicly traded and may not have a secondary market. The lack of a secondary market for direct loans may have an adverse impact on the ability of the Fund to dispose of a direct loan and/or to value the direct loan.
When engaging in direct lending, the Fund’s performance may depend, in part, on the ability of the Fund to originate loans on advantageous terms. In originating and purchasing loans, the Fund will often compete with a broad spectrum of lenders. Increased competition for, or a diminishment in the available supply of, qualifying loans could result in lower yields on and/or less advantageous terms of such loans, which could reduce Fund performance.
As part of its lending activities, the Fund may originate loans to companies that are experiencing significant financial or business difficulties, including companies involved in bankruptcy or other reorganization and liquidation proceedings or that are rated “below investment grade” by a national recognized ratings agency. Although the terms of such financing may result in significant financial returns to the Fund, they involve a substantial degree of risk. The level of analytical sophistication, both financial and legal, necessary for successful financing to companies experiencing significant business and financial difficulties is unusually high. Different types of assets may be used as collateral for the Fund’s loans and, accordingly, the valuation of and risks associated with such collateral will vary by loan. There is no assurance that the Fund will correctly evaluate the value of the assets collateralizing the Fund’s loans or the prospects for a successful reorganization or similar action. In any reorganization or liquidation proceeding relating to a company that the Fund funds, the Fund may lose all or part of the amounts advanced to the borrower or may be required to accept collateral with a value less than the amount of the loan advanced by the Fund or its affiliates to the borrower. Furthermore, in the event of a default by a borrower, the Fund may have difficulty disposing of the assets used as collateral for a loan.
Bridge loans are short-term loan arrangements (e.g., 12 to 18 months) typically made by a borrower in anticipation of intermediate-term or long-term permanent financing. Most bridge loans are structured as floating-rate debt with step-up provisions under which the interest rate on the bridge loan rises over time. Thus, the longer the loan remains outstanding, the more the interest rate increases. In addition, bridge loans commonly contain a conversion feature that allows the bridge loan investor to convert its loan interest into senior exchange notes if the loan has not been prepaid in full on or prior to its maturity date. Bridge loans may be subordinate to other debt and may be secured or unsecured. Like any loan, bridge loans involve credit risk. Bridge loans are generally made with the expectation that the borrower will be able to obtain permanent financing in the near future. Any delay in obtaining permanent financing subjects the bridge loan investor to increased risk. A borrower's use of bridge loans also involves the risk that the borrower may be unable to locate permanent financing to replace the bridge loan, which may impair the borrower's perceived creditworthiness.
III.The following risks replace the “RISKS—Senior Debt Risk” section of the Prospectus:
Leveraged Portfolio Company Risk. While investments in leveraged companies offer the potential opportunity for capital appreciation, such investments also involve a higher degree of risk as a result of recessions, operating problems and other general business and economic risks that may have a more pronounced effect on the profitability or survival of such companies. Such investments are inherently more sensitive to declines in revenues, competitive pressures and increases in expenses. Moreover, rising interest rates may significantly increase portfolio companies’ interest expense, causing losses and/or the inability to service debt levels. If a portfolio company cannot generate adequate cash flow to meet debt obligations, the portfolio company may default on its loan agreements or be forced into bankruptcy resulting in a restructuring of the company’s capital structure or liquidation of the company, and the Fund may suffer a partial or total loss of capital invested in the portfolio company. Furthermore, to the extent companies in which the Fund has invested become insolvent, the Fund may determine, in cooperation with other debt holders or on its own, to engage, at the Fund’s expense in whole or in part, counsel and other advisors in connection therewith. In addition to leverage in the capital structure of portfolio companies, the Fund may incur leverage which magnifies gains and losses attributable to other investment policies and practices.
•Distressed Investments; Restructurings Risk. The Fund may make investments in companies that subsequently become distressed (e.g., defaulted, out- of-favor or distressed bank loans and debt securities). Certain of the Fund’s investments may, therefore, include specific investments in companies that become highly leveraged with significant burdens on cash flow, and, therefore, involve a high degree of financial risk. Portfolio companies may be facing liquidity challenges due to debt maturities, covenant violations, cyclical challenges or imminent bankruptcy, or they need financing in order to exit bankruptcy. The Fund’s investments may be considered speculative and subject to a high degree of risk, and the ability of the relevant portfolio companies to pay their debts on schedule could be adversely affected by interest rate movements, changes in the general economic climate or the economic factors affecting a particular industry, or specific developments within such companies. Investments in companies operating in workout or bankruptcy modes also present additional legal risks, including fraudulent conveyance, voidable preference and equitable subordination risks. The level of analytical sophistication, both financial and legal, necessary for successful investment in companies experiencing significant business and financial difficulties is unusually high. There is no assurance that the Subadviser will correctly evaluate the value of the assets collateralizing the Fund’s loans or the prospects for a successful reorganization or similar action.
•Non-Performing Debt Risk. Certain debt instruments that the Fund may invest in may be or become nonperforming and possibly in default. The obligor or relevant guarantor may also be in or enter bankruptcy or liquidation. There can be no assurance as to the amount and timing of payments, if any, with respect to any such debt instruments.
Loans may become non-performing for a variety of reasons and borrowers on loans constituting the Fund’s assets may seek the protection afforded by bankruptcy, insolvency and other debtor relief laws. Upon a bankruptcy filing in a U.S. Bankruptcy Court by an issuer of debt, the U.S. Bankruptcy Code imposes an automatic stay on payments of such issuer’s pre-petition debt. A stay on payments to be made on the assets of the Fund could adversely affect the value of those assets and the Fund itself. Other protections in such proceedings may include forgiveness of debt, the ability to create super-priority liens in favor of certain creditors of the debtor and certain well-defined claims procedures. Non-performing debt obligations may require substantial workout negotiations, restructuring or bankruptcy filings that may entail a substantial reduction in the interest rate, deferral of payments and/or a substantial write- down of the principal of a loan or conversion of some or all of the debt to equity. Insolvency laws may, in certain jurisdictions, result in a restructuring of the debt without the Fund’s consent under the “cramdown” provisions of applicable insolvency laws and may also result in a discharge of all or part of the debt without payment to the Fund. If a portfolio company were to file for Chapter 11 reorganization, the U.S. Bankruptcy Code authorizes the issuer to restructure the terms of repayment of a class of debt, even if the class fails to accept the restructuring, as long as the restructured terms are “fair and equitable” to the class and certain other conditions are met. Similar risks may be present in non-U.S. insolvency proceedings.
Such non-performing instruments or loans may also require a substantial amount of workout negotiations or restructuring, which may entail, among other things, a substantial reduction in the interest rate and a substantial writedown of principal. It is possible that the Fund may find it necessary or desirable to foreclose on collateral securing one or more loans purchased by the Fund. The foreclosure process varies jurisdiction by jurisdiction and can be lengthy and expensive. Borrowers often resist foreclosure actions, which often prolongs and complicates an already difficult and time- consuming process. In some states or other jurisdictions, foreclosure actions can take up to several years or more to conclude. During the foreclosure proceedings, a borrower may have the ability to file for bankruptcy, potentially staying the foreclosure action and further delaying the foreclosure process. Foreclosure litigation tends to create a negative public image of the collateral assets and may result in disrupting ongoing management of the company. There can be no assurance as to the amount and timing of payments, if any, with respect to any such debt instruments.
Private Company Investments Risk. Investments in private companies involve risks that may not exist in the case of more established and/or publicly traded companies. These risks include the risk that:
•these companies may have limited financial resources and limited access to additional financing, which may increase the risk of their defaulting on their obligations, leaving creditors, such as the Fund, dependent on any guarantees or collateral that they may have obtained;
•these companies frequently have shorter operating histories, narrower product lines and smaller market shares than larger businesses, which render such companies more vulnerable to competition and market conditions, as well as general economic downturns;
•there will not be as much information publicly available about these companies as would be available for public companies and such information may not be of the same quality;
•these companies are more likely to depend on the management talents and efforts of a small group of persons; as a result, the death, disability, resignation or termination of one or more of these persons could have a material adverse impact on these companies’ ability to meet their obligations;
•these companies generally have less predictable operating results, may from time to time be parties to litigation, may be engaged in rapidly changing businesses with products subject to a substantial risk of obsolescence, and may require substantial additional capital to support their operations, finance their expansion or maintain their competitive position; and
•these companies may have difficulty accessing the capital markets to meet future capital needs, which may limit their ability to grow or to repay their outstanding indebtedness upon maturity.
Senior Loans Risk. The assets of the Fund may include first lien senior secured debt and may also include selected second and third lien senior secured debt, each of which involves a higher degree of risk of a loss of capital as compared to debt of an earlier lien.
The factors affecting an issuer’s first, second and third lien loans, and its overall capital structure, are complex. Some first lien loans may not necessarily have priority over all other unsecured debt of an issuer. For example, some first lien loans may permit other secured obligations (such as overdrafts, swaps or other derivatives made available by members of the syndicate to the company), or involve first liens only on specified assets of an issuer (e.g., excluding real estate). Issuers of first lien loans may have multiple tranches of first lien debt outstanding, each with first liens on separate collateral, or may share first liens on the same collateral. Furthermore, liens with respect to primarily U.S. financings generally only cover U.S. assets, and non-U.S. assets are not included (other than, for example, where a borrower pledges a portion of the stock of first-tier non-U.S. subsidiaries). In the event of Chapter 11 filing by an issuer, the U.S. Bankruptcy Code authorizes the issuer to use a creditor’s collateral and to obtain additional credit by grant of a prior lien on its property, senior even to liens that were first in priority prior to the filing, as long as the issuer provides what the presiding bankruptcy judge considers to be “adequate protection,” which may, but need not always, consist of the grant of replacement or additional liens or the making of cash payments to the affected secured creditor. The imposition of prior liens on the Fund’s collateral would adversely affect the priority of the liens and claims held by the Fund and could adversely affect the Fund’s recovery on its leveraged loans.
Any secured debt is secured only to the extent of its lien and only to the extent of the value of underlying assets or incremental proceeds on already secured assets. Moreover, underlying assets are subject to credit, liquidity, and interest rate risk. Although the amount and characteristics of the underlying assets selected as collateral may allow the Fund to withstand certain assumed deficiencies in payments occasioned by the borrower’s default, if any deficiencies exceed such assumed levels or if underlying assets are sold, it is possible that the proceeds of such sale or disposition will not be sufficient to satisfy the amount of principal and interest owing to the Fund in respect of its investment.
Senior secured credit facilities may sometimes be syndicated to a number of different financial market participants. The documentation governing such facilities typically requires either a majority consent or, in certain cases, unanimous approval for certain actions in respect of the credit, such as waivers, amendments, or the exercise of remedies. In addition, voting to accept or reject the terms of a restructuring of a credit pursuant to a Chapter 11 plan of reorganization is done on a class basis. As a result of these voting regimes, the Fund may not have the ability to control any decision in respect of any amendment, waiver, exercise of remedies, restructuring or reorganization of debts owed to the Fund.
Senior secured loans are also subject to other risks, including:
•the possible invalidation of a debt or lien as a “fraudulent conveyance”;
•the recovery as a “preference” of liens perfected or payments made on account of a debt in the 90 days before a bankruptcy filing;
•equitable subordination claims by other creditors;
•“lender liability” claims by the portfolio company of the obligations; and
•environmental and/or other liabilities that may arise with respect to collateral securing the obligations.
Decisions in bankruptcy cases have held that a secondary loan market assignee can be denied a recovery from the debtor in a bankruptcy if a prior holder of the loans either received and does not return a preference or fraudulent conveyance, or if such prior holder engaged in conduct that would qualify for equitable subordination.
The Fund’s investments may be subject to early redemption features, refinancing options, pre-payment options or similar provisions that, in each case, could result in the portfolio company repaying the principal on an obligation held by the Fund earlier than expected. As a consequence, the Fund’s ability to achieve its investment objective may be adversely affected.
Follow-On Investments Risk. The Fund may be called upon to provide additional funding for its portfolio companies or have the opportunity to increase its investment in such portfolio companies. There can be no assurance that the Fund will wish to make follow-on investments or that it will have sufficient funds to do so. Any decision by the Fund not to make follow-on investments or its inability to make them may have a substantial negative impact on a portfolio company in need of such an investment.
Syndication of Co-Investments Risk. From time to time, the Fund may make an investment with the expectation of offering a portion of its interests therein as a co-investment opportunity to third-party investors. There can be no assurance that the Fund will be successful in syndicating any such co-investment, in whole or in part, that the closing of such co-investment will be consummated in a timely manner, that any syndication will take place on terms and conditions that will be preferable for the Fund or that expenses incurred by the Fund with respect to any such syndication will not be substantial. In the event that the Fund is not successful in syndicating any such co-investment, in whole or in part, the Fund may consequently hold a greater concentration and have more exposure in the related investment than initially was intended, which could make the Fund more susceptible to fluctuations in value resulting from adverse economic and/or business conditions with respect thereto. Moreover, an investment by the Fund that is not syndicated to co- investors as originally anticipated could significantly reduce the Fund’s overall investment returns.
Affiliated Transactions Risk. The Fund is prohibited under the 1940 Act from participating in certain transactions with certain of its affiliates without the prior approval of a majority of the independent members of the Board and, in some cases, the SEC. Any person that owns, directly or indirectly, 5% or more of the Fund’s outstanding voting securities will be the Fund’s affiliate for purposes of the 1940 Act and generally the Fund will be prohibited from buying or selling any securities from or to such affiliate, absent the prior approval of the Board. However, the Fund may under certain circumstances purchase any such affiliate’s loans or securities in the secondary market, which could create a conflict for the Manager or the Subadvisers between the Fund’s interests and the interests of such affiliate, in that the ability to recommend actions in the Fund’s best interest may be limited. The 1940 Act also prohibits certain “joint” transactions with certain of the Fund’s affiliates, which could include investments in the same portfolio company (whether at the same or closely related times), without prior approval of the Board and, in some cases, the SEC. If a person acquires more than 25% of the Fund’s voting securities, the Fund will be prohibited from buying or selling any security from or to such person or certain of that person’s affiliates, or entering into prohibited joint transactions (including certain co-investments) with such persons, absent the prior approval of the SEC. Similar restrictions limit the Fund’s ability to transact business with its officers, the Board, the Manager, the Subadvisers or their affiliates. As a result of these restrictions, the Fund may be prohibited from buying or selling any security from or to any fund or any portfolio company of a fund managed by the Manager, the Subadvisers or their affiliates, or entering into joint arrangements such as certain co-investments with these companies or funds without the prior approval of the SEC, which may limit the scope of investment opportunities that would otherwise be available to the Fund.

The Fund has received exemptive relief from the SEC that allows the Fund to engage in certain co-investment transactions with the Manager and its affiliates, subject to certain terms and conditions. However, while the terms of the exemptive relief require that the Manager and its affiliates will be given the opportunity to cause the Fund to participate in certain transactions originated by affiliates of the Manager, the Manager or the

Subadvisers may determine that the Fund not participate in those transactions and for certain other transactions (as set forth in policies and procedures approved by the Board) the Manager may not have the opportunity to cause the Fund to participate.

IV.	The following replaces the “RISKS—Loans Risk” section of the Prospectus:

Loans Risk. The Fund may invest in loans, including, among others, bank loans, senior loans, mezzanine loans, bridge loans, delayed funding loans and revolving credit facilities, loan participations and assignments, and loans held and/or originated by private financial institutions or PGIM, including commercial and residential mortgage loans and private credit assets. The loans that the Fund may invest in include loans that are first lien, second lien, third lien or that are unsecured. In addition, the loans the Fund will invest in will usually be rated below investment grade or may also be unrated. Loans are subject to a number of risks described elsewhere in this prospectus, including credit risk, liquidity risk, below investment grade instruments risk and management risk. The Fund may also make, participate in or acquire DIP financings.
DIP financings constitute senior liens on unencumbered security.
The Fund’s ability to receive payments of principal and interest and other amounts in connection with loans
(whether through participations, assignments or otherwise) will depend primarily on the financial condition of the borrower. The failure by the Fund to receive scheduled interest or principal payments on a loan because of a default, bankruptcy or any other reason would adversely affect the income of the Fund and would likely reduce the value of its assets.
Although certain loans in which the Fund may invest will be secured by collateral, there can be no assurance that such collateral could be readily liquidated or that the liquidation of such collateral would satisfy the borrower’s obligation in the event of non-payment of scheduled interest or principal. In the event of the bankruptcy or insolvency of a borrower, the Fund could experience delays or limitations with respect to its ability to realize the benefits of the collateral securing a loan. In the event of a decline in the value of the already pledged collateral, if the terms of a loan do not require the borrower to pledge additional collateral, the Fund will be exposed to the risk that the value of the collateral will not at all times equal or exceed the amount of the borrower’s obligations under the loans. To the extent that a loan is collateralized by stock in the borrower or its subsidiaries, such stock may lose some or all of its value in the event of the bankruptcy or insolvency of the borrower. Those loans that are under-collateralized involve a greater risk of loss.
Further, there is a risk that any collateral pledged by portfolio companies in which the Fund has taken a security interest may decrease in value over time or lose its entire value, may be difficult to sell in a timely manner, may be difficult to appraise and may fluctuate in value based upon the success of the business and market conditions, including as a result of the inability of the portfolio company to raise additional capital.
To the extent the Fund’s debt investment is collateralized by the securities of a portfolio company’s subsidiaries, such securities may lose some or all of their value in the event of the bankruptcy or insolvency of the portfolio company. Also, in some circumstances, the Fund’s security interest may be contractually or structurally subordinated to claims of other creditors. In addition, deterioration in a portfolio company’s financial condition and prospects, including its inability to raise additional capital, may be accompanied by deterioration in the value of the collateral for the debt. Secured debt that is under-collateralized involves a greater risk of loss. In addition, second lien debt is granted a second priority security interest in collateral, which means that any realization of collateral will generally be applied to pay senior secured debt in full before second lien debt is paid. Likewise, third lien debt is granted a third priority security interest in collateral, which means that any realization of collateral will generally be applied to pay senior secured debt and second lien debt in full before third lien debt is paid. Consequently, the fact that debt is secured does not guarantee that the Fund will receive principal and interest payments according to the debt’s terms, or at all, or that the Fund will be able to collect on the debt should it be forced to enforce remedies.
Due to the nature of the private syndication of senior loans, including, for example, lack of publicly-available information, some senior loans are not as easily purchased or sold as publicly-traded securities. In addition, loan participations generally are subject to restrictions on transfer, and only limited opportunities may exist to sell loan participations in secondary markets. As a result, it may be difficult for the Fund to value loans or sell loans at an acceptable price when it wants to sell them. Loans trade in an over-the-counter market, and confirmation and settlement, which are effected through standardized procedures and documentation, may take significantly longer than seven days to complete. Extended trade settlement periods may, in unusual market conditions with a high volume of shareholder repurchase requests, present a risk to shareholders regarding the Fund's ability to pay repurchase offer proceeds in a timely manner.
In some instances, loans and loan participations are not rated by independent credit rating agencies; in such instances, a decision by the Fund to invest in a particular loan or loan participation could depend exclusively on the Subadvisers’ credit analysis of the borrower, or in the case of a loan participation, of the intermediary holding the portion of the loan that the Fund has purchased.
The Fund may acquire loans through assignments. The purchaser of an assignment typically succeeds to all the rights and obligations of the assigning institution and becomes a lender under the credit agreement with respect to the debt obligation; however, the purchaser’s rights can be more restricted than those of the assigning institution, and the Fund may not be able to unilaterally enforce all rights and remedies under the loan and with regard to any associated collateral.
A participation typically results in a contractual relationship only with the institution selling the participation interest, not with the borrower. Sellers of participations typically include banks, broker-dealers, other financial institutions and lending institutions. Certain participation agreements also include the option to convert the participation to a full assignment under agreed upon circumstances.
In purchasing participations, the Fund generally will have no right to enforce compliance by the borrower with the terms of the loan agreement against the borrower, and the Fund may not directly benefit from the collateral supporting the debt obligation in which it has purchased the participation. As a result, the Fund will be exposed to the credit risk of both the borrower and the institution selling the participation. Further, in purchasing participations in lending syndicates, the Fund will not be able to conduct the due diligence on the borrower or the quality of the loan with respect to which it is buying a participation that the Fund would otherwise conduct if it were investing directly in the loan, which may result in the Fund being exposed to greater credit or fraud risk with respect to the borrower or the loan than the Fund expected when initially purchasing the participation.
To the extent the Fund invests in loans of non-U.S. issuers, the risks of investing in non-U.S. issuers are applicable.
Loans may not be considered to be “securities” and as a result may not benefit from the protections of the federal securities laws, including anti-fraud protections and those with respect to the use of material non- public information, so that purchasers, such as the Fund, may not have the benefit of these protections. If the Fund is in possession of material non-public information about a borrower as a result of its investment in such borrower’s loan, the Fund may not be able to enter into a transaction with respect to a publicly-traded security of the borrower when it would otherwise be advantageous to do so.
V.The following replaces the “RISKS—Loan Origination Risk” section of the Prospectus:
Loan Origination Risk: The Subadvisers will originate loans on behalf of the Fund. The level of analytical sophistication, both financial and legal, necessary for successful financing to companies, particularly companies experiencing significant business and financial difficulties, is high. There can be no assurance that the Subadvisers and the Fund will correctly evaluate the value of the assets collateralizing these loans or the prospects for successful repayment or a successful reorganization or similar action.
In accordance with applicable law, the Fund’s ability to acquire loans could be dependent on the existence and performance of PGIM’s origination platform, which includes other funds’ managed by PGIM and enables PGIM to commit in size to multiple deals. Therefore, a decrease in PGIM’s origination platform or its inability to acquire investments suitable for the Fund could reduce or possibly eliminate the ability of the
Fund to participate in certain loans within the Fund’s investment objective and would have a material adverse effect on the Fund’s performance. Other PGIM funds could be subject to certain restrictions on the types of investments they can make, and such restrictions may in effect limit the types of investments the Fund could make to the extent that the Fund is dependent on PGIM’s origination platform.
Loan origination involves a number of particular risks that may not exist in the case of secondary debt purchases. PGIM may have to rely more on its own resources to conduct due diligence of the borrower, and such borrower may in some circumstances present a higher credit risk and/or could not obtain debt financing in the syndicated markets. Loan origination may also involve additional regulatory risks given licensing requirements for certain types of lending in some jurisdictions, and the scope of these regulatory requirements (and certain permitted exemptions) may vary from jurisdiction to jurisdiction and may change from time to time. In addition, in originating loans, the Fund will compete with a broad spectrum of lenders, some of which may have greater financial resources than the Fund, and some of which may be willing to lend money on better terms (from a borrower’s standpoint) than the Fund. Increased competition for, or a diminution in the available supply of, qualifying loans may result in lower yields on such loans, which could reduce returns to the Fund. The level of analytical sophistication, both financial and legal, necessary for successful financing to companies, particularly companies experiencing significant business and financial difficulties is unusually high. There is no assurance that the Subadvisers will correctly evaluate the value of the assets collateralizing these loans or the prospects for successful repayment or a successful reorganization or similar action.
Updates to the SAI:
I.The following replaces the first four paragraphs in the “MANAGEMENT AND ADVISORY ARRANGEMENTS—The Subadvisers” section of the SAI and supplements and supersedes any information to the contrary in the SAI:
PGIM, Inc. (“PGIM”), together with PGIM Limited (together with PGIM, the “Subadvisers”), an indirect wholly-owned subsidiary of PGIM, serve as investment subadvisers that provide day-to-day management of the Fund’s portfolio, primarily through its Fixed Income (“PGIM Fixed Income”) and Private Credit (“PPC”) business units, combined as public and private fixed income. The Manager is permitted to allocate management of portions of the Fund’s portfolio to any of the business units within PGIM.
PGIM is an indirect, wholly-owned subsidiary of Prudential that was organized in 1984. PGIM is the global asset management business of Prudential Financial, Inc. (NYSE:PRU). As of September 30, 2025, PGIM managed approximately $1.47 trillion in assets. PGIM's address is 655 Broad Street, Newark, New Jersey 07102.
PGIM Fixed Income is a global asset manager of PGIM focused on fixed income investment strategies, with $906.2 billion in assets under management as of September 30, 2025, and is the unit of PGIM that provides fixed income investment advisory services.*
PGIM Fixed Income’s investment strategies include but are not limited to the following categories: multi- sector strategies, investment-grade credit, securitized products, leveraged finance, emerging markets strategies and alternative strategies. PGIM Fixed Income is organized into groups specializing in different sectors of the fixed income market: U.S. and non-U.S. government bonds, mortgages and asset-backed securities, U.S. and non-U.S. investment grade corporate bonds, high yield bonds, emerging markets bonds, municipal bonds, and money market securities.
Established in 1925, PPC is a leading source of private debt for public and private companies and is the private credit arm of PGIM. As of September 30, 2025, PPC managed a $113 billion portfolio of private placements, loans and mezzanine investments through its 15 regional offices throughout North America, Europe and Australia. The business is supported by 207 professionals globally.
PGIM Limited is an indirect wholly-owned subsidiary of PGIM. PGIM Limited is located at Grand Buildings, 1-3 Strand, Trafalgar Square, London WC2N 5HR. PGIM Limited provides investment advisory services with respect to securities in certain foreign markets. As of September 30, 2025, PGIM Limited managed approximately $67.3 billion in assets.
* PGIM Fixed Income’s assets under management includes the assets under management of PGIM Limited.
II.The following is added to the end of the “MANAGEMENT AND ADVISORY ARRANGEMENTS—Conflicts of Interest” section of the SAI:
PPC:
General
Shareholders should be aware that there will be situations where PPC may encounter potential conflicts of interest in connection with the Fund’s investment activities. There can be no assurance that PPC will resolve conflicts of interest in a manner that is favorable to the Fund’s shareholders. The following details certain potential conflicts of interest which should be carefully considered before making an investment in the Fund. You should be aware that individual conflicts will not necessarily be resolved in favor of your interest. The foregoing list of conflicts does not purport to be a complete enumeration or explanation of the actual and potential conflicts involved in an investment in the Fund, but does reflect all material conflicts known to the Fund at the time of this filing.
Management of the Fund
PPC intends to devote sufficient time to the Fund, and directors, officers and key personnel will devote a sufficient amount of time to the Fund’s business in fulfilling their responsibilities. Although members of PPC’s Direct Lending team will devote substantially all of their business time to PPC’s direct lending strategy (including the Fund, other investment vehicles and managed accounts), the other employees of PPC will spend a substantial portion of their business time on matters unrelated to the Fund or PPC’s direct lending strategy. As a result, conflicts of interest will arise, including with respect to allocating management time, services and functions, between the investment activities of the Fund, on the one hand, and the other investment activities of other clients of PPC and its affiliates, on the other hand. Moreover, PPC is subject to various conflicts of interest restrictions under the 1940 Act.
Allocation of Investment Opportunities
PPC may provide investment management services to other business development companies, registered investment companies, investment funds, client accounts and proprietary accounts.
PPC will share any investment and sale opportunities with its other clients and the Fund in accordance with the 1940 Act and the Advisers Act, and PPC’s allocation policies.
In addition, as a closed-end management investment company registered under the 1940 Act, the Fund is subject to certain limitations relating to co-investments and joint transactions with affiliates, which may in certain circumstances limit the Fund’s ability to make investments or enter into other transactions alongside other clients.
The Fund has received exemptive relief from the SEC that permits it to, among other things, participate in certain co-investment transactions with certain other persons, including certain affiliates of the Manager or Subadvisers and certain public or private funds managed by the Manager or Subadvisers and their affiliates, subject to certain terms and conditions.
Economic Interests in Other PPC Funds
Most of the senior investment professionals in PPC have economic interests in other PPC funds, including funds that are still in their investment periods and that may have investments in the same portfolio companies as the Fund but at different levels of the portfolio companies’ capital structures. This may provide an incentive for one or more senior investment professionals of PPC to favor the interests of other funds over those of the Fund, to the extent that they conflict. Such conflicts may arise, for example, in investment allocation decisions or addressing conflicts arising from funds having investments in different levels of the capital structure. In addition, to the extent one fund in which a member of the PPC Investment Committee and other PPC senior investment professionals have economic interests is at or above its preferred return hurdle and another fund in which he/she has an economic interest is not, or the economic interests in one fund are greater than the economic interests in another fund, such difference could impact the incentives for risk taking between such different funds or provide an incentive to favor one fund over another fund. While these conflicts cannot be eliminated, PPC intends to implement procedures designed to mitigate such conflicts.
Portfolio Investments in which Other PPC Funds Invest
Subject to compliance with the 1940 Act, it is expected that other clients of PPC and its affiliates (“Other Accounts”) will co-invest with the Fund. Subject to any legal, tax, regulatory or other similar considerations, such co-investments will generally be made in the same class of debt in which the Fund invests. From time to time, however, the Fund will hold investments in a portfolio company in a different class of debt or at a different level of the capital structure than Other Accounts. For example, these situations may occur when the Fund and Other Accounts acquired these investments in different transactions. When the Fund does not hold exactly the same securities of an issuer in exactly the same proportions as Other Accounts, such as where the Other Accounts hold different classes or tranches of debt, or securities at different levels of an issuer’s capital, conflicts may arise with regard to (i) the ongoing enforcement of the Fund’s rights and obligations in respect of its investment relative to Other Accounts, (ii) the terms and degree of the Fund’s and Other Accounts’ participation in any follow-on investments and (iii) the resolution of any recapitalization, workout, restructuring or bankruptcy. These conflicting interests become more acute as a portfolio company’s financial situation deteriorates. For example, if additional financing is necessary as a result of financial or other difficulties, it may not be in the best interests of the Fund to provide such additional financing.
Conflicts Resulting From Investments in Different Classes of Debt
Subject to the requirements of the 1940 Act and the Fund’s co-investment order, the Fund could hold investments in a portfolio company in a different class of debt than Other Accounts, or in the same classes of debt but in different proportions than Other Accounts. For example, due to acquisitions at different points in time or dispositions that the Fund does not participate in, the Fund may hold term loans and revolving loans but Other Accounts hold term loans only, or the Other Accounts may hold both a term loan and a revolving loan but in different proportions than the Fund. Such conflict of interest will result primarily from the fact that interests of the holders of one class or tranche of debt and the interests of holders of a different class or tranche do not always align, and decisions that may benefit one interest holder in a certain class or tranche of debt may harm the interests of another interest holder participating in a different class or tranche of debt of a portfolio company, and in a restructuring or insolvency, one class or tranche may have more influence over the outcome of the negotiation or voting process. There can be no assurance that conflicts will be resolved in favor of the Fund or that the Fund will not suffer adverse consequences, and there can be no assurance that the return on the Fund’s investment will be equivalent to or better than the returns obtained by the Other Accounts participating in the transaction.
Conflicts Resulting From Investments in Different Levels of Capital Structure.
From time to time, as explained above the Fund and the Other Accounts may hold investments at different levels of a portfolio company’s capital structure, subject to the limitations of the 1940 Act. For example, the Fund may hold senior debt of a portfolio company in which Other Accounts own the same portfolio company’s subordinated debt, equity or equity-like securities. Such investments present inherent conflicts of interest or perceived conflicts of interest between the Fund and the Other Accounts. Such conflicts result from the fact that interests of the holders of subordinated debt and/or equity securities, and the interests of the holders of senior debt, do not always align, and decisions that may benefit one interest holder in a certain part of a portfolio company’s capital structure may harm the interests of another interest holder participating in a different part of such portfolio company’s capital structure. For example, if an investor holds an equity interest in a portfolio company that is financially distressed, it may be to the benefit of such investor to favor business decisions by the portfolio company with a higher risk-reward profile in order to provide a return on such equity investment. Conversely, the portfolio company’s debtholders may favor more conservative business decisions because debtholders have priority over equity holders in bankruptcy. These conflicting interests become more acute as a portfolio company’s financial situation deteriorates. To the extent the Fund holds securities or loans that are different (including with respect to their relative seniority) than those held by Other Accounts, PPC and its affiliates may be presented with decisions when the interests of their clients are in conflict. Any applicable co-investment order issued by the SEC may restrict the Fund’s ability to participate in follow-on financings. PPC may in its discretion take steps to reduce the potential for adversity between the Fund and the Other Accounts, including causing the Fund and/or such Other Accounts to take certain actions that, in the absence of such conflict, it would not take, such as selling an investment to a third party on the secondary market.
While such conflicts cannot be eliminated, PPC has procedures designed to ensure that the PPC team making investment decisions for the senior debt investment makes determinations independent from that of the team making investment decisions for the junior capital investment.
Relationship with Prudential
Prudential and its affiliates also engage in a broad spectrum of activities, including investment advisory activities, and have extensive investment activities that are independent from, and may from time to time conflict with, those of the Fund. Prudential and its affiliates may invest in, advise, sponsor and/or act as investment manager to investment vehicles and other entities that may have investment objectives similar to those of the Fund and that may compete with the Fund for investment opportunities. For example, Prudential and its affiliates and their respective clients and accounts may themselves invest in debt obligations that would be appropriate for the Fund and may compete with the Fund for investment opportunities. The foregoing potential conflicts of interest are mitigated to a certain extent by the fact that the Fund generally will benefit from access to direct lending deal flow originated from PPC’s regional office network that satisfies the minimum criteria of the Fund, subject to compliance with the 1940 Act and applicable law.
Additionally, affiliates of PPC and investors in other PPC funds or accounts sometimes invest in the same debt obligations in which the Fund is investing. For example, PPC may find investment opportunities that it believes are too large and thus risky for the Fund (together with other managed funds and accounts in PPC’s direct lending strategy) to consummate alone. In those situations, the Fund may simultaneously invest in the same debt obligations being purchased outside of the Fund by other PPC affiliates or investors in other PPC funds or accounts so that the Fund’s investments are not overly concentrated in any single investment, subject to the requirements of the 1940 Act. While PPC believes that having the ability to structure transactions in this manner benefits the Fund by allowing the Fund to close transactions that it may not otherwise prudently have the ability or scale to execute, the situation creates inherent conflicts of interest. For example, the Fund may feel pressured to make a decision to sell an investment earlier or maintain an investment longer than it would if the related interests or parties were not invested in the same securities.
Legal, regulatory and contractual restrictions, including but not limited to the 1940 Act, may limit how much, if any, of a particular security PPC may purchase or sell on behalf of the Fund, and the timing of the purchase or sale of a security. Such restrictions may arise as a result of PPC’s relationship with Prudential and its other affiliates.
Certain affiliates of PPC may develop and may publish research that is independent from the research developed within PPC. PPC may hold different opinions on the investment merits of a given security, issuer or industry such that PPC may be purchasing or holding a security for a client (such as the Fund) and an affiliated entity may be selling or recommending a sale of the same security or other securities of the same issuer. Conversely, PPC may be selling a security for the Fund and an affiliated entity may be purchasing or recommending a buy of the same security or other securities of the same issuer. In addition, PPC’s affiliated broker-dealers or investment advisers may be executing transactions in the market in the same securities as the Fund at the same time. PPC may cause transactions to be executed for the Fund concurrently with authorizations to purchase or sell the same assets for other accounts managed by PPC or its affiliates, including proprietary accounts or accounts of affiliates. In these instances, the executions of purchases or sales, where possible, are allocated equitably among the various accounts (including the Fund). PPC sometimes buys, sells, directs or recommends that a client buys or sells, securities of the same kind or class that are purchased or sold for a client of an affiliate of PPC, which securities could have different underlying credit assessments and ESG assessments due to differences in investment committees, and processes and/or different deal teams for the different clients. The foregoing differences may also result in differing decisions on valuation and portfolio management for the same securities held by different clients. For example, PPC might, at any time, execute trades of securities of the same kind or class in one direction for a client and an affiliate of PPC might trade in the opposite direction or not trade for any other account due to such differences or client direction.
PPC has an internal arrangement outlining the respective areas of investment focus of its business and the business of an asset management affiliate. This arrangement aims to streamline sourcing and provide clarity by specifying the types of investments that each affiliate may pursue in areas of potential overlap (for instance, certain segments of the private credit market). As a result of this arrangement, there will be certain potentially beneficial investment opportunities that PPC will decline to pursue for its clients.
Inside Information
From time to time, Prudential and its affiliates may come into possession of inside information concerning specific companies although internal structures are in place to prevent exchanges of such information. Under applicable securities laws this may limit the Fund’s flexibility to buy or sell securities issued by such companies. The Fund’s investment flexibility may be constrained as a consequence of PPC’s inability to use such information for investment purposes.
Co-Investments; Consortiums
Subject to compliance with the 1940 Act, it is expected that affiliated advisers will co-invest with the Fund through managed accounts or investment vehicles, and there may be other clients of PPC and its affiliates who also co-invest with the Fund. Subject to any legal, tax, regulatory, investment restrictions or other considerations, such co-investments will generally be made and disposed of on substantially the same terms and conditions as those on which the Fund invests and divests. Subject to compliance with the 1940 Act (including the conditions of any co-investment exemptive order that the Fund obtains in the future), PPC may in certain circumstances determine that it may not be advisable to dispose of investments purchased in co- investments in “lock step,” given that the Fund and other clients of affiliated advisers may have differing investment objectives, liquidity requirements and regulatory constraints. To the extent that any dispositions are not made in lock step, they will be made under principles designed to avoid potential or actual conflicts of interest. Employees of PPC may from time to time invest in a private fund that invests alongside the Fund in certain investment opportunities, as permitted by the 1940 Act.
Co-investment transactions potentially raise conflicts of interest. For example, the Fund may co-invest with market participants with which an affiliated adviser has important business relationships, and such relationships could influence the decisions made by PPC with respect to the purchase or sale of such investments, subject to compliance with the 1940 Act. Further, such third parties could have interests that may be contrary to the Fund’s investment objective or which may conflict with the Fund’s interest. There can be no assurance that the foregoing will not have an adverse impact on the Fund’s ability to find, consummate and/or exit investments.
From time to time, investors, funds and/or investment vehicles managed or advised by PPC, its affiliates or third parties may be presented with opportunities to co-invest in investments alongside the Fund, subject to compliance with the 1940 Act. PPC and/or its affiliates may offer such co-investment opportunities on the basis of various factors including:
•the size of the potential investment;
•its clients’ concentration in the relevant geographic or market sector;
•its clients’ stated desire to participate in co-investments;
•an investor's ability to execute such offer and the approval of transaction counterparties;
•the overall risk profile of the investment portfolio of the applicable clients;
•the anticipated type and timing of exit from the investment;
•the then-current amount of undrawn commitments of its applicable clients, if applicable;
•the form of acquisition of the potential investment;
•its clients’ desire not to invest additional amounts in the investment, whether due to its ownership of competitive assets, its desire to diversify its portfolio by making investments in other potential investments with its limited capital pool, or for any other reason; and
•whether the investment is likely to require additional capital in the future with more favorable rights, priorities, preferences and privileges (as compared to the rights, priorities, preferences and privileges associated with the initial capital investment), which its clients desire to acquire.
Further and subject to compliance with the 1940 Act, PPC may determine the allocations of co-investment opportunities on the basis of various factors including:
•potential strategic benefits to the Fund, the investment or any of its equity holders, including (without limitation) the ability of a co-investor to provide strategic insight and/or consulting and/or industry contacts, potential new clients, customers and/or suppliers, developers, potential new employees, and/or additional capital in respect of the investment;
•potential to generate goodwill between a co-investor and PPC;
•potential strategic benefits to the Fund or other PPC clients, including (without limitation):
othe ability of a co-investor to source future transactions for the Fund;
othe ability of a co-investor to provide consulting services to the investment vehicles or the Fund or other PPC clients;
othe ability of a co-investor to identify additional sources of capital for the investment;
othe ability of a co-investor to assist the Fund in developing and executing an exit strategy or acquisition strategy;
othe speed and ease with which a co-investor is able to participate in the co-investment opportunity; o the scope and timing of due diligence to be performed by a co-investor with respect to the investment;
o the expertise of a co-investor in the industry, market or business of the investment;
o the expertise of a co-investor in the type or structure of the co-investment opportunity;
o the ability of a co-investor to invest in the investment without additional structuring (whether from a tax or regulatory standpoint or otherwise); and
o whether the co-investor assisted the Fund in sourcing or developing the investment.
Investing in the Fund does not entitle any shareholder to allocations of co-investment opportunities. Any co- investment opportunities offered to clients of PPC and its affiliates may, and typically will, be offered to some, and not other clients or investors in PPC products, or to third parties who are not clients or investors in PPC products. Further, the Fund may make an investment with the intention of syndicating (where permissible) a portion of such investment to third party co-investors. In the event that the Fund is unable to syndicate the full amount that it intended to syndicate, the Fund may be less diversified than PPC intended.
In addition, once such third party co-investments are made, the Fund’s interests and those of co-investing investors may subsequently diverge as market conditions shift or other opportunities become available. The Fund may not be in a position to unilaterally control such investments or exercise certain rights associated with such investments. In addition, if a co-investing party removes its general partner or manager or terminates, the ability of the Fund to exercise certain rights associated with its investments may require the cooperation of a successor general partner/manager or other persons. Furthermore, if the Fund and third party co-investors have the ability to dispose of their interests in the co-investment separately, a disposition of a large position by one party may depress the market value of the continuing investment of the remaining co- investor (possibly including the Fund), or may reduce the price available to other co-investors (possibly including the Fund) which may also be disposing of their respective investments.
The Fund may also co-invest with third parties through consortiums of private equity investors, partnerships, joint ventures or other similar arrangements, including clubbed or syndicated investments or where a third party is leading the investment. Such investments may involve risks in connection with such third party involvement, including the possibility that a third party co-lender may have financial, legal or regulatory difficulties, resulting in a negative impact on such investment; may have economic or business interests or goals that are inconsistent with those of the Fund; or may be in a position to take (or block) action in a manner contrary to the Fund’s investment objective. In addition, the Fund may in certain circumstances be liable for the actions of its third party co-lenders. Investments made with third parties through consortiums of private equity investors, partnerships, joint ventures or other similar arrangements may involve carried interest and/or other fees payable to such third party partners or co-venturers. In those circumstances where such third parties involve a management group, such third parties may receive compensation arrangements relating to such investments, including incentive compensation arrangements. Such compensation arrangements may reduce the return to an investor in the Fund.
In allocating an investment opportunity among the Fund and its other clients, PPC will be guided by its good faith discretion and shall allocate such investment opportunity in a manner that is consistent with an allocation methodology of PPC designed to ensure that allocations of such opportunities are made over time on a fair and equitable basis. In determining such allocations, PPC will take into account such factors as it deems appropriate, including, leverage and anticipated leverage for such funds or managed accounts, legal, tax, regulatory, investment restrictions or other considerations, including compliance with the 1940 Act, and subject in each case to Fund’s investment guidelines and operational limitations on its ability to comply with funding requirements, as well as other relevant factors. These limitations may lead the Fund to have greater exposure to certain types of investments within a portfolio company’s capital structure than otherwise would be the case. For example, the Fund may own a lower percentage of a portfolio company’s revolving credit facility than the Fund owns of the same portfolio company’s senior secured term loan. PPC shall have broad discretion in determining whether any available investment, including without limitation a revolving credit facility, is appropriate for allocation to the Fund.
Fees and expenses incurred in respect of any investment (and any transaction or other fee income earned in respect of any investment) will be allocated among the Fund and any co-investors on the basis of capital committed by each to the relevant investment and subject to the requirements of the 1940 Act (including any applicable exemptive relief).
III.The following replaces the third and fourth paragraphs of the “PROXY VOTING POLICIES” section of the SAI:
The Manager delegates to PGIM the responsibility for voting proxies. PGIM is expected to identify and seek to obtain the optimal benefit for the Fund, and to adopt written policies that meet certain minimum standards, including that the policies be reasonably designed to protect the best interests of the Fund and delineate procedures to be followed when a proxy vote presents a conflict between the interests of the Fund and the interests of PGIM or its affiliates. The Manager and the Board expect that PGIM will notify the Manager and Board at least annually of any such conflicts identified and confirm how the issue was resolved.
In addition, the Manager expects that PGIM will deliver to the Manager, or its appointed vendor, information required for filing the Form N-PX with the SEC. Information regarding how the Fund voted proxies relating to its portfolio securities during the most recent twelve-month period ending June 30 will be available without charge on the Fund’s website at www.pgim.com and on the SEC’s website at www.sec.gov.
Please retain this supplement for future reference.